Exhibit 10.1

GENERAL RELEASE AND WAIVER OF CLAIMS

This General Release and Waiver of Claims (the “Agreement”) dated as of April 25, 2022, by and between Ecovyst Catalyst Technologies LLC (“the Company”), a wholly-owned subsidiary of Ecovyst Inc., formerly known as PQ Group Holdings Inc. (“Ecovyst), and Belgacem Chariag (the “Executive”).

WHEREAS, the Executive is party to that Severance Agreement dated August 9, 2018 (the “Severance Agreement”), between Executive and PQ Corporation, which was assigned by PQ Corporation to, and assumed by, the Company; and

WHEREAS, the Parties agree that all references to PQ Group Holdings Inc. or Holdings in the Severance Agreement shall now mean Ecovyst Inc., and all references to the Company in the Severance Agreement shall now mean Ecovyst Catalyst Technologies LLC; and

WHEREAS, the Executive is being separated from the Company and parties desire the separation to be amicable.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and the Severance Agreement, and other good and valuable consideration, the receipt of which hereby is acknowledged, the parties agree as follows:

Section 1. Consideration. Subject to the execution and non-revocation of this Agreement by Executive, and compliance with the terms of the Severance Agreement, the Company will provide Executive with the severance benefits set forth in Section 3.01(d) of the Severance Agreement, as set forth in Schedule A hereto.

Section 2. Release and Waiver of Claims. Effective as of April 25, 2022, in consideration of the payments, benefits, and other considerations provided to the Executive under the Severance Agreement, the Executive, for the Executive and the Executive’s family, heirs, executors, administrators, legal representatives, and their respective successors and assigns (the “Related Parties”), hereby releases and forever discharges the Company, and all of its parents, affiliates, subsidiaries, divisions and joint ventures, and their respective officers, directors, Executives, agents, parents, stockholders, representatives, employee benefit plans and their successors and assigns (collectively, “Company Entities”), from all rights, claims, demands, suits, causes of action of any kind or nature whatsoever, known or unknown, in law or in equity the Executive ever had, has or may have or which the Related Parties may have, arising at any time on or before the date hereof, based on or arising out of the Executive’s dealings with any Company Entity, including but not limited to any claims arising out of the Executive’s employment with any Company Entity or the termination of that employment, including without limitation any claims under the Severance Agreement, or based on any services provided to any Company Entity by the Executive other than pursuant to an employment relationship with any Company Entity. This includes a release of any and all rights, claims or demands the Executive may have, whether known or unknown, under the Age Discrimination in Employment Act (“ADEA”), which prohibits age discrimination in employment; Title VII of the Civil Rights Act of 1964, which prohibits discrimination in employment based on race, color, national origin, religion or sex; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; or under any other federal, state or local laws or regulations regarding employment discrimination or termination of employment. This also includes a release by the Executive of any claims for wrongful discharge or discrimination under any statute, rule, regulation or under the common law, including, without limitation, the Sarbanes-Oxley Act.

Section 3. Rights Not Released or Waived. This release is intended to be a general release and excludes only those claims under any statute or common law that Executive is legally barred from releasing. Executive understands that the release does not include and the parties hereto expressly reserve: (i) any claim that cannot be released or waived as a matter of law; (ii) any claim for or right to vested benefits in accordance with the Company’s employee benefit plans and equity arrangements, including but not limited to any pension or retirement account benefits, but specifically excluding, among other plans, any other severance plan or policy; (iii) any right to enforce any term of this Agreement and any surviving provisions of the Severance Agreement; (iv) any claims based on acts or events occurring after Executive signs this Agreement, except for claims arising from Executive’s employment or termination of employment with Company, up to and through the date Executive signs this Agreement; (v) any claims with respect to indemnification or coverage under directors’ and officers’ liability insurance or any challenge to the validity of the Agreement; (vi) any prohibition on the filing of a charge or complaint with, or testimony, assistance or participation in, any investigation, proceeding or hearing conducted by any federal, state or local governmental agency, including but not limited to the Equal Employment Opportunity Commission (“EEOC”) and to report violations of any law administered by the Occupational Safety and Health Administration (“OSHA”), or make other disclosures protected under the whistleblower provisions of state or federal law or regulation; or (vii) receive any financial awards from OSHA or the SEC for reporting possible violations of federal law or regulation in cases where the law prohibits employees from waiving their rights to receive such payments.

Section 4. Affirmations. (a) Executive represents and agrees by signing this Agreement that he has not been denied any leave or benefit requested, has received the appropriate pay for all hours worked for Company and has no known workplace injuries or occupational diseases.

(b) Executive further affirms that he has been paid and/or has received all leave (paid or unpaid), compensation, wages, bonuses and/or commissions to which Executive may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses and/or commissions are due to Executive, except as provided under Article III of the Severance Agreement.

(c) If any administrative agency or court assumes jurisdiction of any charge, complaint, proceeding or action including a claim or course of action released in Section 1 of this Agreement, Executive agrees not to accept, recover or receive any monetary damages or other relief from or in connection with such claim or cause of action, including but not limited to from charges filed with the EEOC.

(d) The separation pay being received by Executive is compensation that Executive is not entitled to receive in the absence of this Agreement.

(e) Executive has returned to the Company all property and information belonging to the Company, including, but not limited to the following (where applicable): computers (desktop and laptop); phone; tablet; iPad; devices (including usb, external hard drives, etc.); handheld devices; keys, access cards, passwords, and/or ID cards; all electronically stored and paper copies of all financial data, customer information, business plans and reports, and Company files; and all records, customer lists, written information, forms, plans, and other documents, including electronically stored information. Executive shall search Executive’s electronic devices, device back-ups, residence, and automobile and agrees that by signing below, Executive represents that Executive has returned all such property in his possession or control.

(f) Executive acknowledges and agrees that he remains bound by the restrictions contained in Article IV of the Severance Agreement.

(g) By signing this Agreement, Executive hereby voluntarily resigns from all officer and director positions he holds with (i) Ecovyst, (ii) or any Affiliate or Subsidiary of Ecovyst, as those terms are defined in the Severance Agreement and (iii) Zeolyst International.

(h) By signing this Agreement, Executive understands, acknowledges and agrees that (i) any and all equity awards that he was granted by Ecovyst and which are unvested as of the date hereof are subject to, and shall be treated in accordance with, the relevant equity incentive plan and the applicable agreement(s) relating to such equity awards, and (ii) Executive’s service with Ecovyst and the Company shall be deemed to have ended at the close of business on April 25, 2022.

Section 5. Release and Waiver of Claims Under the Age Discrimination in Employment Act. Executive acknowledges that the Company has encouraged the Executive to consult with an attorney of the Executive’s choosing, at Executive’s expense, and, through this Agreement, encourages the Executive to consult with an attorney with respect to any possible claims the Executive may have, including claims under the ADEA, as well as under the other federal, state and local laws described in Section 1 hereof. Executive understands that by signing this Agreement Executive is in fact waiving, releasing and forever giving up any claim under the ADEA, as well as all other federal, state and local laws described in Section 1 hereof that may have existed on or prior to the date hereof.

Section 6. Waiting Period and Revocation Period. The Executive hereby acknowledges that the Company has informed the Executive that the Executive has up to 21 days to consider this Agreement and the Executive may knowingly and voluntarily waive that 21 day period by signing this Agreement earlier. Executive also understands that Executive shall have seven (7) days following the date on which Executive signs this Agreement within which to revoke it by providing a written notice of revocation to the Company by hand delivering or mailing it to William J. Sichko, Jr., Chief Administrative Officer, 300 Lindenwood Drive, Valleybrooke Corporate Center, Malvern, PA, 19355-1740, post-marked within the seven day period.

Section 7. Acceptance. To accept this Agreement, the Executive shall execute and date this Agreement on the spaces provided and return a copy to the Company at any time during the 21 day period commencing on the date hereof, without extension of any kind (including by mutual agreement of the parties). This Agreement shall take effect on the eighth day following the Executive’s execution of this Agreement unless the Executive’s written revocation is delivered to the Company within seven (7) days after such execution.

Section 8. Confidentiality. To the extent this Agreement and its terms are not otherwise subject to public disclosure, Executive will keep this Agreement and its terms (other than the fact that Executive was terminated on the Termination Date) confidential and will not disclose such information to anyone other than Executive’s immediate family and professional advisors, each of whom must, as a condition to the disclosure, agree to keep the information confidential. Executive will be responsible for any breach of this Section by Executive’s immediate family members and professional advisors. Notwithstanding the foregoing, this Agreement does not prohibit Executive from (a) providing truthful testimony in response to compulsory legal process, (b) participating or assisting in any investigation or inquiry by a governmental agency acting within the scope of its statutory or regulatory jurisdiction, or (c) making truthful statements in connection with any claim permitted to be brought by Executive under Section 1. In addition, nothing in this Agreement limits, restricts or in any other way affects the Executive’s communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to the governmental agency or entity.

Section 9. No Disparagement. Executive has not from the date Executive was given this Agreement and will not in the future make any defamatory or disparaging statements to any third parties regarding the Company Entities, or any of their employees, officers, or board members, as well as the Company’s products, services and methods of operations. Notwithstanding the foregoing, this Agreement does not prohibit Executive from (a) providing truthful testimony in response to compulsory legal process, (b) participating or assisting in any investigation or inquiry by a governmental agency acting within the scope of its statutory or regulatory jurisdiction, or (c) making truthful statements in connection with any claim permitted to be brought by Executive under Section 1. In addition, nothing in this Agreement limits, restricts or in any other way affects the Executive’s communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to the governmental agency or entity.

Section 10. No Admissions. Neither the execution of this Agreement nor the performance of its terms and conditions shall be construed or considered by any party or by any other person as an admission of liability or wrongdoing by either party.

Section 11. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be considered an original instrument and all of which together will be considered one and the same agreement and will become effective when all executed counterparts have been delivered to the respective parties. Delivery of executed pages by facsimile transmission or e-mail will constitute binding execution of this Agreement.

Section 12. Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Company and its respective successors and assigns, and any such successors and assigns shall be considered third-party beneficiaries of this Agreement. Executive may not assign or transfer any payment obligations under this Agreement.

Section 13. Severability. If any term, provision or paragraph of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable for any reason, such determination shall be limited to the narrowest possible scope in order to preserve the enforceability of the remaining portions of the term, provision or paragraph, and such determination shall not affect the remaining terms, provisions or paragraphs of this Agreement, which shall continue to be given full force and effect.

Section 14. Further Assurances. Executive agrees to execute and deliver, after the date hereof, without additional consideration, any additional documents, and to take any further actions, as may be necessary to fulfill the intent of this Agreement and the transactions contemplated hereby.

Section 15. Cooperation. Executive will (i) cooperate with the Company in all reasonable respects concerning any transitional matters which require Executive’s assistance, cooperation or knowledge, including communicating with persons inside or outside the Company as directed by the Company, and (ii) in the event that the Company (or any of its affiliates or other related entities) becomes involved in any legal action relating to events which occurred during Executive’s employment with the Company, cooperate to the fullest extent possible in the preparation, prosecution or defense of their case, including, but not limited to, the execution of affidavits or documents, testifying or providing information requested by the Company. To the extent that Executive incurs (i) travel-related expenses, (ii) out-of-pocket expenses, and/or (iii) loss of wages as a result of Executive’s cooperation with the Company as contemplated by this Section, the Company will reimburse Executive for such expenses, provided they are reasonable and were approved by the Company in advance.

Section 16. Entire Agreement. This Agreement, and the Severance Agreement, constitutes the complete and final agreement between the parties and supersedes and replaces all prior or contemporaneous agreements, negotiations, or discussions relating to the subject matter of this Agreement. All provisions and portions of this Agreement are severable. If any provision or portion of this Agreement or the application of any provision or portion of this Agreement shall be determined to be invalid or unenforceable to any extent or for any reason, all other provisions and portions of this Agreement shall remain in full force and shall continue to be enforceable to the fullest and greatest extent permitted by law.

Section 17. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

IN WITNESS WHEREOF, and with the intention of being legally bound hereby, the Executive has executed this General Release and Waiver of Claims.

/s/ Belgacem Chariag	Date:	April 25, 2022
BELGACEM CHARIAG

ECOVYST, INC., and

ECOVYST CATALYST TECHNOLOGIES LLC

BY:	/s/ William J. Sichko Jr.	Date:	April 25, 2022
WILLIAM J. SICHKO JR.

SCHEDULE A

Detail of Belgacem Chariag’s Payments under the Severance Agreement

1.

In accordance with Section 3.01(d)(2) & (4) of Mr. Chariag’s Severance Agreement, Mr. Chariag’s monthly payment of an amount equal to his monthly salary, plus the monthly portion of his target bonus will begin in June 2022.

2.

In accordance with Section 3.01(d)(3) of the Severance Agreement, if any bonus is earned for 2022, it will payable at the same time and in accordance with the Annual Bonus payable to similarly situated employees, but in no event later than April 4, 2023 as set forth in the applicable plan document.

3.	In accordance with Section 3.01(d)(5) of the Severance Agreement, Mr. Chariag’s and his eligible dependents’ right to continued health, vision and dental plans will begin in May 2022.